For Immediate Release
The J. M. Smucker Company Announces Record Second Quarter Results and Increases 2010 Outlook
•	Net sales increased 52 percent led by Folgers
•	Margins expand; Net income more than doubled
•	EPS up 26 percent, up 21 percent excluding charges
•	Cash from operations increased significantly

ORRVILLE, Ohio, November 20, 2009 —The J. M. Smucker Company (NYSE: SJM) today announced results for the second quarter ended October 31, 2009 of its 2010 fiscal year.  Results for the three-month and six-month periods ended October 31, 2009, include the operations of The Folgers Coffee Company (“Folgers”).  References to base business refer to the Company’s operations excluding the impact of Folgers.

Executive Summary
	Three Months Ended October 31,			Six Months Ended October 31,

	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$1,278.7	$843.1	52%	$2,330.3	$1,506.8	55%
Operating income	$231.0	$86.3	168%	$399.5	$158.1	153%
% of net sales	18.1%	10.2%		17.1%	10.5%
Net income:
Income	$140.0	$51.5	172%	$238.1	$93.7	154%
Income per diluted share	$1.18	$0.94	26%	$2.00	$1.71	17%
EBITDA	$276.0	$103.1	168%	$488.4	$192.5	154%

•
Merger and integration costs of $0.04 and $0.14 per diluted share are included in the second quarter and first six months of 2010, respectively, while restructuring and merger and integration costs of $0.07 and $0.12 per diluted share are included in the second quarter and first six months of 2009, respectively.  Excluding these items, the Company’s non-GAAP income per diluted share was $1.22 and $1.01 for the second quarter of 2010 and 2009, respectively, an increase of 21 percent, and $2.14 and $1.83 for the first six months of 2010 and 2009, respectively, an increase of 17 percent.

•
Amortization expense of $0.10 and $0.02 per diluted share is included in the second quarter of 2010 and 2009, respectively, and $0.20 and $0.04 per diluted share is included in the first six months of 2010 and 2009, respectively.

“Achieving another quarter of record results further affirms our strategy of owning and marketing center-of-the-store, number one food brands,” commented Tim Smucker, Chairman of the Board and Co-Chief Executive Officer.  “In support of our brands, we recently introduced new advertising, increased media support, and implemented multi-brand promotional events across our portfolio.  Consumers continue to respond well to our brands, our product innovations, and the value we bring in helping to provide memorable meals and moments for their families.”

“With strong momentum in the first half of the year, and confidence in our strategy and our ability to execute this strategy, we are raising our outlook for the year,” added Richard Smucker, Executive Chairman and Co-Chief Executive Officer.  “We recently celebrated the one year anniversary of the Folgers merger, and appreciate the efforts of our employees in quickly achieving all key integration milestones.  We continue to expect good performance from our portfolio of iconic brands.”

Net Sales
	Three Months Ended October 31,				Six Months Ended October 31,
	2009	2008	Increase (Decrease)%		2009	2008	Increase (Decrease)%
	(Dollars in millions)

Net sales	$1,278.7	$843.1	$435.6	52%	$2,330.3	$1,506.8	$823.5	55%
Adjust for noncomparable items:
Acquisitions	(487.9)	-	(487.9)	(58)%	(889.0)	-	(889.0)	(59)%
Foreign exchange	(1.3)	-	(1.3)	(0)%	7.7	-	7.7	0%
Net sales without acquisitions and foreign exchange	$789.5	$843.1	$(53.6)	(6)%	$1,449.0	$1,506.8	$(57.8)	(4)%

Net sales were up 52 percent in the second quarter of 2010 compared to 2009, due to the addition of Folgers.  Excluding Folgers and foreign exchange, net sales were down 6 percent in the second quarter of 2010, compared to 2009.  Volume was up 1 percent, and was more than offset by a 7 percent decline due to price and mix, with price reductions in the U.S. retail oils and baking segment being the key driver.

The increase in net volume, excluding Folgers, was primarily led by gains in Pillsbury®, Crisco®, Jif®, and Hungry Jack® brands in the U.S., and the Company’s baking brands in Canada.  These gains were partially offset by decreases in canned milk, fruit spreads, and declines in the foodservice and natural foods businesses.

Margins
	Three Months Ended October 31,		Six Months Ended October 31,
	2009	2008	2009	2008
	(% of net sales)

Gross profit	38.5%	28.9%	38.5%	29.9%
Selling, distribution, and administrative expenses:
Marketing and selling	10.1%	9.6%	10.0%	9.9%
Distribution	3.2%	3.3%	3.3%	3.4%
General and administrative	4.9%	4.9%	5.3%	5.3%
	18.2%	17.8%	18.6%	18.6%
Amortization	1.4%	0.1%	1.6%	0.2%
Restructuring and merger and integration costs	0.6%	0.8%	1.1%	0.6%
Other operating expense (income) - net	0.2%	(0.0)%	0.1%	(0.0)%
Operating Income	18.1%	10.2%	17.1%	10.5%

Gross profit increased $248.8 million in the second quarter of 2010 compared to 2009 with Folgers contributing approximately 90 percent of the increase.  Folgers’ gross margin was favorably impacted by green coffee market conditions, volume-related plant efficiencies, and product sales mix.  Gross profit on the Company’s base business improved by approximately 10 percent, and gross margin increased from 28.9 percent in last year’s second quarter to 33.8 percent this quarter.  Last year’s results included charges of approximately $24.4 million related to nonqualifying commodity derivatives reflecting a sharp decline in soybean oil and wheat markets.  Lower raw material and distribution costs this quarter also contributed to the base business margin improvement.  Overall, gross margin improved to 38.5 percent in the second quarter of 2010.

Selling, distribution, and administrative (“SD&A”) expenses increased 56 percent for the second quarter of 2010, compared to 2009, with the addition of Folgers accounting for the majority of the increase.  As a percentage of net sales, SD&A increased from 17.8 percent in the second quarter of 2009 to 18.2 percent in 2010.  Consistent with the Company’s strategy of long-term investment in its brands, marketing expense increased approximately 70 percent during the second quarter of 2010, compared to 2009, in support of brand equity initiatives, including new advertising for many of its brands.  As a result, marketing and selling expenses as a percentage of net sales increased from 9.6 percent in last year’s second quarter to 10.1 percent this year.

Amortization expense, a noncash item, increased $16.8 million to 1.4 percent of net sales in the second quarter of 2010, compared to 0.1 percent in the same period in 2009, reflecting the addition of intangible assets associated with the Folgers transaction.

Driven by gross profit, operating income more than doubled compared to the second quarter of 2009, and improved from 10.2 percent to 18.1 percent of net sales.  Excluding the impact of merger and integration costs in both years, and further excluding restructuring costs in 2009, operating income increased from 11.0 percent of net sales in 2009 to 18.7 percent in 2010.

Interest and Income Taxes
Interest expense increased $6.2 million during the second quarter of 2010, compared to 2009, as a result of an increase in the Company’s debt obligations associated with the Folgers transaction in the third quarter of 2009, offset slightly by the retirement of $75 million in debt on June 1, 2009.

Income tax expense increased $49.2 million during the second quarter of 2010 compared to 2009.  The effective tax rate increased to 34.9 percent in the second quarter of 2010 compared to 33.4 percent in 2009, reflecting the higher effective tax rate associated with the Folgers business and the net favorable resolution of previously open tax positions in 2009 as compared to 2010.

Segment Performance
	Three Months Ended October 31,			Six Months Ended October 31,
	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. retail coffee market	$445.1	$-	n/a	$811.3	$-	n/a
U.S. retail consumer market	290.1	301.7	(4)%	581.1	575.7	1%
U.S. retail oils and baking market	303.9	333.3	(9)%	498.3	531.5	(6)%
Special markets	239.7	208.2	15%	439.5	399.7	10%

Segment profit:
U.S. retail coffee market	$148.5	$-	n/a	$275.8	$-	n/a
U.S. retail consumer market	71.1	68.1	4%	138.0	127.9	8%
U.S. retail oils and baking market	48.0	30.9	55%	76.6	59.0	30%
Special markets	41.2	26.5	56%	69.5	47.2	47%

Segment profit margin:
U.S. retail coffee market	33.4%	n/a		34.0%	n/a
U.S. retail consumer market	24.5%	22.6%		23.8%	22.2%
U.S. retail oils and baking market	15.8%	9.3%		15.4%	11.1%
Special markets	17.2%	12.7%		15.8%	11.8%

U.S. Retail Coffee Market
The U.S. retail coffee market segment contributed $445.1 million to net sales in the second quarter of 2010. Compared to the same three-month period last year, prior to the transaction, volume increased approximately 5 percent. Strong growth in the Folgers® brand contributed over three-quarters of the volume increase compared to last year, while the continued growth of Dunkin’ Donuts® coffee in gourmet contributed the remainder.

The U.S. retail coffee market segment added $148.5 million in segment profit for the second quarter of 2010, representing a 33.4 percent margin.  Margins in the coffee segment were driven by favorable commodity costs, volume-related plant efficiencies, and sales mix.  Investment in increased marketing offset a portion of the margin gains.

U.S. Retail Consumer Market
U.S. retail consumer market segment net sales for the quarter were down 4 percent compared to the prior year, primarily due to sales mix.  Total volume in the U.S. retail consumer market was flat compared to the second quarter last year, as gains in Jif® peanut butter and Hungry Jack® pancake mixes and syrups were offset by declines in potatoes, fruit spreads, Smucker’s® Uncrustables® sandwiches, and the specialty foods business.

U.S. retail consumer market segment profit increased 4 percent for the second quarter of 2010 compared to the same period in 2009, mainly due to operating efficiencies.  Segment profit margin for the quarter improved from 22.6 percent of net sales in the second quarter of 2009 to 24.5 percent in 2010.

U.S. Retail Oils and Baking Market
Total volume in the U.S. retail oils and baking market segment was up 3 percent, with double-digit gains in the Pillsbury® and Crisco® brands offsetting declines in canned milk.  Net sales in the U.S. retail oils and baking market were down 9 percent for the second quarter of 2010 compared to 2009, reflecting the impact of price declines in shortening, oils, flour, and canned milk, and higher promotional spending on Crisco® oils.

U.S. retail oils and baking market segment profit increased 55 percent for the second quarter of 2010, compared to the same period in 2009, and segment profit margin improved to 15.8 percent of net sales from 9.3 percent in 2009.  Last year’s second quarter segment profit included a significant portion of the charges on commodity derivatives and accounts for most of the profit improvement in the current quarter.  In addition, supply chain efficiencies, including lower distribution costs, offset an increase in marketing primarily in support of the Pillsbury® brand and a lower contribution from canned milk.

Special Markets
Net sales in the second quarter for the special markets segment increased 15 percent.  The acquisition of Folgers added $42.8 million to special markets net sales, more than offsetting a 1 percent volume decline in the base business.  Volume gains were realized in Canada primarily in the baking and pickles categories while declines in foodservice and natural foods were generally attributable to the current economic environment.

Special markets segment profit increased 56 percent for the second quarter of 2010 compared to 2009, with the addition of Folgers and lower costs.  Profit margin for the quarter improved from 12.7 percent in the second quarter of 2009 to 17.2 percent in 2010.

Other Financial Results and Measures
On October 29, 2009, the Company finalized a $400 million, three year, revolving credit facility with a group of five banks.  Subsequent to the end of the quarter, the Company repaid $350 million of Folgers’ bank debt and $200 million of Senior Notes utilizing a combination of cash on hand and borrowings against an existing $180 million credit facility.

For the second quarter of 2010, earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were $276.0 million, or 21.6 percent of net sales, compared to $103.1 million, or 12.2 percent of net sales in the second quarter of 2009, primarily reflecting the impact of the Folgers merger.

Cash provided by operations in the second quarter of 2010 was $212.4 million resulting in cash provided by operations of $186.2 million in the first six months of 2010 compared to $8.7 million in 2009.  The Company used significant cash during the first half of the fiscal year for seasonal fruit and vegetable procurement, the buildup of inventories to support the Fall Bake and Holiday period, and the additional increase of coffee inventory in advance of the Atlantic hurricane season.  The Company expects increased cash from operations in the second half of the year upon completion of its key promotional periods.

Outlook
The Company raised its outlook for the year.  For fiscal 2010, net sales are expected to approximate $4.5 billion.  Income per diluted share, excluding merger and integration costs of $0.17 to $0.19 per diluted share, is now expected to range between $3.95 and $4.05, an increase from the previous range of $3.65 to $3.80.  Income per diluted share is expected to reflect approximately $0.40 per share of noncash amortization expense resulting from the significant amount of intangible assets recorded on the Company’s balance sheet.

Conference Call

The Company will conduct an earnings conference call and webcast today, Friday, November 20, 2009, at 8:30 a.m. E.T.  The webcast, as well as a replay in downloadable MP3 format, can be accessed from the Company’s website at www.smuckers.com.  For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 4707879, and will be available until Friday, November 27, 2009.

Non-GAAP Measures
The Company uses non-GAAP measures including net sales excluding acquisitions and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization;  EBITDA; adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures is consistent with the way management internally evaluates its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies.  A reconciliation of non-GAAP measures to the comparable GAAP item for the quarter and year-to-date periods is included in the “Unaudited Non-GAAP Measures” table.

About The J. M. Smucker Company
For more than 100 years, The J. M. Smucker Company has been committed to offering consumers quality products that help families create memorable mealtime moments.  Today, Smucker is the leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin’ Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick's® in Canada.  The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago.  The Company has appeared on FORTUNE Magazine's list of the 100 Best Companies to Work For in the United States 11 times, ranking number one in 2004. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury® is a trademark of The Pillsbury Company, used under license; Carnation® is a trademark of Societe des Produits Nestle S.A., used under license; and Dunkin’ Donuts® is a registered trademark of DD IP Holder LLC used under license.

The J. M. Smucker Company Forward-Looking Language
This press release contains forward-looking statements, such as projected operating results, earnings and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by those forward-looking statements.  Readers should understand that the risks, uncertainties, factors and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

•	volatility of commodity markets from which raw materials, particularly green coffee beans, wheat, soybean oil, milk, and peanuts are procured and the related impact on costs;
•
risks associated with hedging and derivative strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company’s liquidity;

•	crude oil price trends and their impact on transportation, energy, and packaging costs;
•	the ability to successfully implement price changes;
•	the success and cost of introducing new products and the competitive response;
•	the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses;
•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;
•	the impact of food safety concerns, involving either the Company or its competitors’ products;
•	the concentration of certain of the Company’s businesses, with key customers and suppliers and the ability to manage and maintain key relationships;
•	the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer;

•	changes in consumer coffee preferences, and other factors affecting the coffee business, which represents a substantial portion of the Company’s business;
•	the ability of the Company to obtain any required financing;
•	the timing and amount of capital expenditures and merger and integration costs;
•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
•	the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company’s tax positions;
•	foreign currency and interest rate fluctuations;
•	political or economic disruption;
•	other factors affecting share prices and capital markets generally; and
•
the other factors described under “Risk Factors” in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and proxy materials.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release.  The Company does not assume any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:
The J. M. Smucker Company
(330) 682-3000

Investors:
Mark R. Belgya
Senior Vice President and Chief Financial Officer

Sonal Robinson
Director, Corporate Finance and Investor Relations

Media:
Maribeth Badertscher
Vice President, Corporate Communications

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended October 31,			Six Months Ended October 31,
	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Net sales	$1,278,745	$843,142	52%	$2,330,271	$1,506,799	55%
Cost of products sold	786,495	599,723	31%	1,431,992	1,055,601	36%
Gross Profit	492,250	243,419	102%	898,279	451,198	99%
Gross margin	38.5%	28.9%		38.5%	29.9%

Selling, distribution, and administrative expenses	232,985	149,810	56%	434,162	280,223	55%
Amortization	18,312	1,482	1136%	36,689	2,953	1142%
Merger and integration costs	8,148	6,210	31%	24,624	9,610	156%
Other restructuring costs	-	127	(100)%	-	646	(100)%
Other operating expense (income) – net	1,841	(507)	(463)%	3,279	(359)	(1013)%
Operating Income	230,964	86,297	168%	399,525	158,125	153%
Operating margin	18.1%	10.2%		17.1%	10.5%

Interest income	686	1,901	(64)%	2,057	3,239	(36)%
Interest expense	(17,473)	(11,314)	54%	(36,424)	(22,058)	65%
Other income – net	825	341	142%	1,078	1,366	(21)%
Income Before Income Taxes	215,002	77,225	178%	366,236	140,672	160%
Income taxes	75,012	25,772	191%	128,183	46,928	173%
Net Income	$139,990	$51,453	172%	$238,053	$93,744	154%

Net income per common share	$1.18	$0.94	26%	$2.00	$1.71	17%

Net income per common share– assuming dilution	$1.18	$0.94	26%	$2.00	$1.71	17%

Dividends declared per common share	$0.35	$5.32	(93)%	$0.70	$5.64	(88)%

Weighted-average shares outstanding	118,956,181	54,831,695	117%	118,810,417	54,758,973	117%
Weighted-average shares outstanding – assuming dilution	119,100,430	54,976,305	117%	118,923,337	54,902,492	117%

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	October 31, 2009	April 30, 2009
	(Dollars in thousands)

Assets
Current Assets:
Cash and cash equivalents	$409,708	$456,693
Trade receivables	411,239	266,037
Inventories	762,040	603,926
Other current assets	48,351	72,235
Total Current Assets	1,631,338	1,398,891

Property, Plant, and Equipment, Net	873,086	838,433

Other Noncurrent Assets:
Goodwill	2,802,827	2,791,391
Other intangible assets, net	3,069,986	3,098,976
Other assets	61,177	64,470
Total Other Noncurrent Assets	5,933,990	5,954,837
	$8,438,414	$8,192,161

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$200,094	$198,954
Note payable	350,000	350,000
Current portion of long-term debt	210,247	276,726
Other current liabilities	346,761	235,556
Total Current Liabilities	1,107,102	1,061,236

Noncurrent Liabilities:
Long-term debt, net of current portion	900,000	910,000
Other noncurrent liabilities	1,295,958	1,280,994
Total Noncurrent Liabilities	2,195,958	2,190,994

Shareholders' Equity, net	5,135,354	4,939,931
	$8,438,414	$8,192,161

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Six Months Ended October 31,
	2009	2008
	(Dollars in thousands)

Operating Activities
Net income	$238,053	$93,744
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	51,148	30,043
Amortization	36,689	2,953
Share-based compensation expense	13,098	6,035
Working capital	(152,797)	(124,053)
Net Cash Provided by Operating Activities	186,191	8,722

Investing Activities
Businesses acquired, net of cash acquired	-	(56,076)
Additions to property, plant, and equipment	(89,433)	(55,770)
Other - net	14,322	9,133
Net Cash Used for Investing Activities	(75,111)	(102,713)

Financing Activities
Repayments of long-term debt	(75,000)	-
Proceeds from long-term debt	-	400,000
Quarterly dividends paid	(82,993)	(34,952)
Special dividends paid	-	(274,208)
Purchase of treasury shares	(5,225)	(3,356)
Other - net	1,958	2,185
Net Cash (Used for) Provided by Financing Activities	(161,260)	89,669
Effect of exchange rate changes	3,195	(907)
Net decrease in cash and cash equivalents	(46,985)	(5,229)
Cash and cash equivalents at beginning of period	456,693	171,541
Cash and cash equivalents at end of period	$409,708	$166,312

(   ) Denotes use of cash

The J. M. Smucker Company
Unaudited Non-GAAP Measures

		Three Months Ended October 31,		Six Months Ended October 31,
		2009	2008	2009	2008
		(Dollars in thousands, except per share data)

Operating income before restructuring and merger and integration costs: (1)		$239,112	$92,634	$424,149	$168,381
	% of net sales	18.7%	11.0%	18.2%	11.2%

Income before restructuring and merger and integration costs: (2)
	Income	$145,313	$55,675	$254,059	$100,578
	Income per common share — assuming dilution	$1.22	$1.01	$2.14	$1.83

Income before restructuring, merger and integration costs, and amortization: (3)
	Income	$157,244	$56,663	$277,906	$102,546
	Income per common share — assuming dilution	$1.32	$1.03	$2.34	$1.87

(1)	Reconciliation to operating income:
	Operating income	$230,964	$86,297	$399,525	$158,125
	Merger and integration costs	8,148	6,210	24,624	9,610
	Restructuring costs	-	127	-	646
	Operating income before restructuring and merger and integration costs	$239,112	$92,634	$424,149	$168,381

(2)	Reconciliation to net income:
	Income before income taxes	$215,002	$77,225	$366,236	$140,672
	Merger and integration costs	8,148	6,210	24,624	9,610
	Restructuring costs	-	127	-	646
	Income before income taxes, restructuring, and merger and integration costs	223,150	83,562	390,860	150,928
	Income taxes	77,837	27,887	136,801	50,350
	Income before restructuring and merger and integration costs	$145,313	$55,675	$254,059	$100,578

(3)	Reconciliation to net income:
	Income before income taxes	$215,002	$77,225	$366,236	$140,672
	Merger and integration costs	8,148	6,210	24,624	9,610
	Restructuring costs	-	127	-	646
	Amortization	18,312	1,482	36,689	2,953
	Income before income taxes, restructuring, merger and integration costs, and amortization	241,462	85,044	427,549	153,881
	Income taxes	84,218	28,381	149,643	51,335
	Income before restructuring, merger and integration costs, and amortization	$157,244	$56,663	$277,906	$102,546

The Company uses non-GAAP measures including net sales excluding acquisitions and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization;  earnings before interest, taxes, depreciation, and amortization (“EBITDA”); adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures is consistent with the way management internally evaluates its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies.

The J. M. Smucker Company
Unaudited Non-GAAP Measures

		Three Months Ended October 31,		Six Months Ended October 31,
		2009	2008	2009	2008
		(Dollars in thousands, except per share data)

Earnings before interest, taxes, depreciation, and amortization:(4)		$275,978	$103,127	$488,440	$192,487
	% of net sales	21.6%	12.2%	21.0%	12.8%

Free cash flow: (5)		$150,261	$(85,027)	$96,758	$(47,048)

(4)	Reconciliation to net income:
	Income before income taxes	$215,002	$77,225	$366,236	$140,672
	Interest income	(686)	(1,901)	(2,057)	(3,239)
	Interest expense	17,473	11,314	36,424	22,058
	Depreciation	25,877	15,007	51,148	30,043
	Amortization	18,312	1,482	36,689	2,953
	Earnings before interest, taxes, depreciation, and amortization	$275,978	$103,127	$488,440	$192,487
	Merger and integration costs	8,148	6,210	24,624	9,610
	Restructuring costs	-	127	-	646
	Share-based compensation expense	5,268	3,236	9,821	6,035
	Adjusted earnings before interest, taxes, depreciation, and amortization	$289,394	$112,700	$522,885	$208,778
	% of net sales	22.6%	13.4%	22.4%	13.9%

(5)	Reconciliation to cash provided by operating activities:
	Cash provided by (used for) operating activities	$212,423	$(51,454)	$186,191	$8,722
	Additions to property, plant, and equipment	(62,162)	(33,573)	(89,433)	(55,770)
	Free cash flow	$150,261	$(85,027)	$96,758	$(47,048)

The Company uses non-GAAP measures including net sales excluding acquisitions and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization;  earnings before interest, taxes, depreciation, and amortization (“EBITDA”); adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures is consistent with the way management internally evaluates its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended October 31,		Six Months Ended October 31,
	2009	2008	2009	2008
	(Dollars in thousands)

Net sales:
U.S. retail coffee market	$445,102	$-	$811,331	$-
U.S. retail consumer market	290,090	301,701	581,092	575,677
U.S. retail oils and baking market	303,896	333,287	498,312	531,452
Special markets	239,657	208,154	439,536	399,670
Total net sales	$1,278,745	$843,142	$2,330,271	$1,506,799

Segment profit:
U.S. retail coffee market	$148,512	$-	$275,823	$-
U.S. retail consumer market	71,056	68,064	138,035	127,859
U.S. retail oils and baking market	47,995	30,896	76,611	58,962
Special markets	41,238	26,451	69,457	47,189
Total segment profit	$308,801	$125,411	$559,926	$234,010
Interest income	686	1,901	2,057	3,239
Interest expense	(17,473)	(11,314)	(36,424)	(22,058)
Amortization	(18,312)	(1,482)	(36,689)	(2,953)
Share-based compensation expense	(5,268)	(3,236)	(9,821)	(6,035)
Restructuring costs	-	(127)	-	(646)
Merger and integration costs	(8,148)	(6,210)	(24,624)	(9,610)
Corporate administrative expense	(43,141)	(27,736)	(82,942)	(56,628)
Other unallocated (expense) income	(2,143)	18	(5,247)	1,353
Income before income taxes	$215,002	$77,225	$366,236	$140,672

Segment profit margin:
U.S. retail coffee market	33.4%	n/a	34.0%	n/a
U.S. retail consumer market	24.5%	22.6%	23.8%	22.2%
U.S. retail oils and baking market	15.8%	9.3%	15.4%	11.1%
Special markets	17.2%	12.7%	15.8%	11.8%